PRESS RELEASE

Investor Contacts:		Press Contacts:
Marlene S. Dooner	(215) 981-7392	D’Arcy Rudnay	(215) 981-8582
Leslie A. Arena	(215) 981-8511	Tim Fitzpatrick	(215) 981-8515
Daniel J. Goodwin	(215) 981-7518

COMCAST REPORTS THIRD QUARTER 2005 RESULTS

Cable Revenue Increased 9.8% to $5.3 Billion

Cable Operating Income Increased 27.1% to $948 Million

Cable Operating Cash Flow Increased 13.9% to $2.1 Billion

Growth in New Services Continues
Added 710,000 Revenue Generating Units in the Quarter

High-Speed Internet Service Revenue Increased 26%
To Reach $1 Billion for the Quarter

Invested $1 Billion in its Stock during the Quarter

Philadelphia, PA – November 3, 2005…Comcast Corporation (NASDAQ: CMCSA, CMCSK) today reported results for the quarter ended September 30, 2005. Comcast will discuss third quarter results on a conference call and webcast today at 8:30 AM Eastern Time. A live broadcast of the conference call will be available on the investor relations website at www.cmcsa.com and www.cmcsk.com.

Brian L. Roberts, Chairman and CEO of Comcast Corporation said, “Our businesses continue to deliver strong operational and financial results as we post our 21st consecutive quarter of double digit Operating Cash Flow growth. Our Cable division delivered revenue growth of 9.8% and Operating Cash Flow growth of 13.9% contributing to consolidated revenue growth of 9.4%, consolidated Operating Cash Flow growth of 12.9% and an increase in consolidated operating income of 28.6%.

We are extending our competitive advantage by delivering industry-leading products and our results demonstrate that our strategy is working. We are continually enhancing the TV viewing experience, providing more choices for our customers who are embracing a new way to watch television. Last month, we delivered our 1 billionth ON DEMAND program this year. Comcast High-Speed Internet exceeded $1 billion in revenue this quarter and at 20% penetration, we believe this business has significant growth potential. Comcast Digital Voice service is now available to 12 million households in 21 markets. The rollout of this new service is just getting started, and we expect Comcast Digital Voice to be another meaningful driver of growth for years to come.

During this quarter we invested over $1 billion in our common stock through open market repurchases totaling $752 million and the cash settlement of Comcast exchangeable debt for $253 million. Since the inception of our repurchase program nearly two years ago, including the cash settlement of exchangeable debt, we have invested $4.1 billion in our stock resulting in 140 million or 6% fewer shares outstanding.

We are in a strong position to deliver the best entertainment and communications services to consumers, and to build long-term value for our shareholders.”

Comcast Cable Results
Cable results for the quarter and the nine months ended September 30, 2005 are presented on a pro forma basis. Pro forma cable results adjust only for certain acquisitions and dispositions and are presented as if the acquisitions and dispositions were effective on January 1, 2004. Please refer to Table 7-A for a reconciliation of pro forma data.

Third Quarter 2005
Comcast Cable reported revenue of $5.3 billion for the quarter ended September 30, 2005, representing a 9.8% increase from the third quarter of 2004. Video revenue increased $184 million or 5.7% to $3.4 billion in the third quarter of 2005, driven by higher monthly revenue per basic subscriber and a 12.4% increase in the number of digital customers. Comcast Cable added 307,000 new digital customers in the third quarter of 2005 and with more than 9.4 million subscribers, digital cable penetration reached 44.1% of basic subscribers. Basic subscribers are essentially unchanged at 21.4 million, a modest decline of 0.4% from one year ago.

Digital cable subscriber and video revenue growth reflects strong consumer demand for new digital features including Comcast ON DEMAND, high-definition television (HDTV) programming and digital video recorders (DVRs). Pay-per-view revenues increased 7.9% from the same period last year driven by movie and event purchases through the Comcast ON DEMAND service. During the third quarter, Comcast Cable deployed 326,000 advanced set-top boxes with DVR and/or HDTV programming capability, ending the quarter with a total of 2.3 million advanced set-top boxes in service. At September 30, 2005, 21.8% of digital customers have one or more advanced set-top boxes.

Comcast High-Speed Internet service revenues increased 26.1% to $1.0 billion in the third quarter of 2005, reflecting a 24.2% increase in subscribers and strong average revenue per subscriber. Comcast Cable ended the third quarter of 2005 with more than 8.1 million high-speed Internet subscribers, adding 437,000 subscribers during the quarter and resulting in a penetration rate of 19.9% of available homes. Average monthly revenue per high-speed Internet subscriber in the third quarter of 2005 of $42.88 was in line with a year ago.

Comcast Cable added 46,000 Comcast Digital Voice (CDV) customers, reflecting the rollout of CDV in new markets including Washington, D.C., Seattle, Baltimore and Denver. As expected, CDV customer additions were offset by a decline in the number of Comcast’s circuit-switched telephone customers as Comcast transitions to marketing Comcast Digital Voice. As a result, Comcast Cable reported 12,000 net new phone customers in the third quarter of 2005. Cable phone revenue remained relatively unchanged from the third quarter of the prior year at $171 million.

Advertising revenue for the third quarter of 2005 increased 4.5% to $333 million, reflecting growth of 2.9% in local advertising and growth of 11.8% in regional/national advertising. The growth in advertising revenue during the quarter was offset by a decline in political advertising when compared to the prior year. Advertising revenue growth in the fourth quarter of 2005 will continue to reflect a significant decline in political advertising when compared to the 2004 election year.

Cable operating income before depreciation and amortization (Operating Cash Flow) grew 13.9% to $2.1 billion in the third quarter, an increase from the $1.9 billion reported for the third quarter of 2004. Operating Cash Flow margin increased to 39.8% in the third quarter of 2005 from 38.4% in the third quarter of 2004 reflecting strong revenue growth and the Company’s continuing success in controlling the growth of operating costs.

Cable capital expenditures increased 3.2% to $899 million compared to the $871 million in the third quarter of 2004 reflecting increased purchases of digital set-top boxes to meet strong demand for digital services and higher costs associated with readiness and deployment of CDV.

Year-to-date September 2005
For the nine months ended September 30, 2005, Comcast Cable reported revenue of $15.8 billion, representing a 9.9% increase from the same period in the prior year. Video revenue increased 5.7% during the period, driven by higher monthly revenue per basic subscriber and a 12.4% increase in the number of digital customers. Comcast Cable added 790,000 digital cable subscribers during the first nine months of 2005 to end the period with more than 9.4 million digital subscribers. Comcast Cable basic subscribers declined 152,000 during the first nine months of 2005, ending the period at 21.4 million subscribers.

Comcast Cable added over 1.1 million high-speed Internet subscribers during the first nine months of 2005 to end the period with more than 8.1 million subscribers. Revenues for this service increased 29.0% from the prior year to $2.9 billion, reflecting strong year over year subscriber growth and stable average revenue per subscriber. Cable phone revenue declined 2.7% from the same period one year ago to $514 million, primarily due to lower revenue per customer as Comcast transitions to marketing Comcast Digital Voice. Comcast Cable added nearly 19,000 phone subscribers in the first nine months of 2005 compared to a loss of 54,000 subscribers in the first nine months of 2004. As of September 30, 2005 Comcast Cable added 1.8 million revenue generating units during the year. Advertising revenue increased 8.0% from the same period of 2004 to $991 million, including the decline in political advertising from the 2004 election year.

Operating Cash Flow grew 14.3% from the same period one year ago to $6.3 billion, reflecting strong revenue growth and the Company’s success in controlling the growth of operating costs. Operating Cash Flow margin for the first nine months of 2005 increased to 39.9% from 38.4% in the prior year. Comcast Cable capital expenditures were $2.7 billion for the first nine months of 2005 compared to $2.6 billion last year. The increase in capital expenditures reflects the purchase of digital set-top boxes to meet strong demand for digital services, the costs associated with readiness and deployment of CDV, as well as capital investments for digital simulcasting and our integrated service platform that are being completed in 2005.

Content
Comcast’s content segment consists of our national networks E! Entertainment Television and Style Network (E! Networks), The Golf Channel, OLN, G4 and AZN Television.

Comcast’s content segment reported third quarter 2005 revenue of $237 million, a 14.8% increase from the third quarter of 2004 reflecting increases in distribution and advertising revenue for all the networks. The content segment reported Operating Cash Flow of $74 million in the third quarter of 2005, a 19.3% increase above the third quarter of 2004.

For the nine months ended September 30, 2005, Comcast’s content segment reported revenue of $684 million, a 17.6% increase compared to the prior year period, and Operating Cash Flow of $248 million, an increase of 19.2% from the same period last year.

Corporate and Other
Corporate and Other includes Comcast-Spectacor, corporate overhead and other operations and eliminations between Comcast’s businesses. In the third quarter of 2005, Comcast reported Corporate and Other revenue of $22 million and an Operating Cash Flow loss of $91 million as compared to revenue of $47 million and an Operating Cash Flow loss of $60 million in the third quarter of 2004. Operating Cash Flow includes charges related to the termination of player contracts at Comcast-Spectacor.

For the nine months ended September 30, 2005, Corporate and Other revenue declined to $105 million from the $161 million reported in the same period of 2004. The Operating Cash Flow loss for the year-to-date period ended September 30, 2005, was $196 million compared to $160 million in 2004. Results for the nine month period were impacted by the absence of National Hockey League games and charges related to player contracts described above.

Consolidated Results
For the three months ended September 30, 2005, the Company reported consolidated revenues of $5.6 billion, a 9.4% increase from the $5.1 billion reported in the same period of 2004. Consolidated Operating Cash Flow increased to $2.1 billion or 12.9%, in the third quarter of 2005, from the $1.9 billion reported in the same prior year period. Operating income increased to $883 million in the third quarter of 2005 compared to operating income of $686 million in the third quarter of 2004.

For the three months ended September 30, 2005, the Company reported consolidated net income of $222 million or $0.10 per share compared to consolidated net income of $220 million or $0.10 per share in the third quarter of 2004. Net income is relatively unchanged from the prior year as the current period increase in operating income of $197 million is offset by a $193 million decline in investment income when compared to the prior year. Investment income decreased during the third quarter of 2005 as compared to the prior year quarter due primarily to the effects of changes in the fair value of the Company’s 2.0% Exchangeable Subordinated Debentures (ZONES) and the underlying Sprint common stock. These fair value changes are due principally to the effects of Sprint’s reduction in its quarterly dividend following its merger with Nextel Communications, Inc. in August 2005.

Free Cash Flow (described further on Table 4) was $723 million in the third quarter of 2005 compared to $540 million reported in the third quarter of 2004, primarily due to increases in Operating Cash Flow.

For the nine months ended September 30, 2005, consolidated revenue increased 9.7% to $16.5 billion from the $15.1 billion reported in the same period of 2004. The Operating Cash Flow for the period ended September 30, 2005 was $6.3 billion, an increase of 14.3% when compared to $5.5 billion in 2004. Operating income increased to $2.8 billion in the first nine months of 2005 compared to operating income of $2.2 billion during the same time period of 2004.

For the nine months ended September 30, 2005, the Company reported consolidated net income of $795 million or $0.36 per share compared to consolidated net income of $547 million or $0.24 per share in the nine months ended September 30, 2004. The increase in year-to-date net income is due primarily to the growth in operating income offset in part by declines in investment income and other income from the prior year. The decline in investment income is due primarily to changes in value of the Company’s ZONES debt and Sprint common stock in the third quarter of 2005, as described above. The decline in other income is due primarily to a charge reflecting our portion of a settlement related to certain AT&T litigation in the first quarter of 2005. Free Cash Flow was $1.9 billion during the year-to-date period, a 29.9% increase when compared to the same period of last year due primarily to the increase in Operating Cash Flow.

Share Repurchase Program
Comcast repurchased $752 million, or 25.3 million shares, of its common stock under its stock repurchase program during the third quarter of 2005. Including the $253 million paid in cash to redeem debt exchangeable into 8.4 million shares of Comcast common stock, Comcast invested $1.0 billion in its common stock and related securities during the quarter.

The Company repurchased $1.4 billion of its Class A Special Common Stock, or 45.2 million shares during the nine months ended September 30, 2005. Remaining availability under the Company’s current stock repurchase program is $1.3 billion, as of September 30, 2005. Since the inception of the repurchase program in December 2003, Comcast has repurchased $2.7 billion or 93.0 million shares of its common stock. Including the $1.4 billion paid in cash to redeem several debt issues exchangeable into Comcast common stock, eliminating the need to issue 47.3 million additional shares, the Company has invested $4.1 billion in its common stock and related securities.

Financial Guidance 2005

Comcast updates the following previously issued guidance for 2005:

•	Consolidated Operating Cash Flow growth of approximately 13%* as compared to the previous guidance range of between 14% and 15% growth*, due primarily to costs incurred with the launch of National Hockey League games on OLN beginning in the fourth quarter of 2005 and other initiatives in our Content division.

•	Consolidated Free Cash Flow growth of approximately 30%*, as compared to the previous guidance range of between 35% to 45% growth primarily reflecting an increase in consolidated capital expenditures to approximately $3.5* billion from the previous guidance range of between $3.2 to $3.3 billion. The change in consolidated capital expenditures reflects strong demand for digital set-top boxes and increased costs of CDV readiness and deployment.

Comcast reaffirms the following previously issued guidance for 2005:

•	Consolidated revenue growth of approximately 10%.

•	Total Revenue Generating Unit growth of at least 2.5 million units.

* Does not include any impact from hurricane-related expenses incurred in the fourth quarter of 2005 or the adoption of SFAS No. 123R (Accounting for stock-based compensation).

###

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could significantly affect actual results from those expressed in any such forward-looking statements. For a description of such risks and uncertainties, readers are directed to Comcast's reports and other documents we file with the Securities and Exchange Commission.

In this discussion we sometimes refer to financial measures that are not presented according to generally accepted accounting principles (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the Securities and Exchange Commission (SEC) regulations; those rules require the supplemental explanation and reconciliation provided in table 7 of this release.

###

Comcast Corporation will host a conference call with the financial community today November 3, 2005 at 8:30 a.m. Eastern Time (ET). The conference call will be broadcast live on the Company’s Investor Relations website at www.cmcsa.com or www.cmcsk.com. A recording of the call will be available on the Investor Relations website starting at 12:30 p.m. ET on November 3, 2005.

Those parties interested in participating via telephone should dial (847) 413-2408. A telephone replay will begin immediately following the call until Friday, November 4, 2005 at midnight ET. To access the rebroadcast, please dial (630) 652-3000 and enter passcode number 12825827#.

To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to e-mail Alerts.

About Comcast:
Comcast Corporation (Nasdaq: CMCSA, CMCSK) (www.comcast.com) is the nation’s leading provider of cable, entertainment and communications products and services. With 21.4 million cable customers, 8.1 million high-speed Internet customers, and 1.2 million voice customers, Comcast is principally involved in the development, management and operation of broadband cable networks and in the delivery of programming content.

The Company’s content networks and investments include E! Entertainment Television, Style Network, The Golf Channel, OLN, G4, AZN Television, PBS KIDS Sprout, TV One and four regional Comcast SportsNets. The Company also has a majority ownership in Comcast-Spectacor, whose major holdings include the Philadelphia Flyers NHL hockey team, the Philadelphia 76ers NBA basketball team and two large multipurpose arenas in Philadelphia. Comcast Class A common stock and Class A Special common stock trade on The NASDAQ Stock Market under the symbols CMCSA and CMCSK, respectively.

COMCAST CORPORATION
TABLE 1
Condensed Consolidated Statement of Operations (Unaudited)
(amounts in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2005	2004	2005	2004

Revenues	$5,578	$5,098	$16,539	$15,072

Operating expenses	2,007	1,837	5,908	5,500
Selling, general and administrative expenses	1,472	1,401	4,293	4,027
	3,479	3,238	10,201	9,527
Operating Cash Flow	2,099	1,860	6,338	5,545

Depreciation expense	914	869	2,679	2,480
Amortization expense	302	305	862	868
	1,216	1,174	3,541	3,348
Operating Income	883	686	2,797	2,197

Other Income (Expense)
Interest expense	(423)	(435)	(1,334)	(1,419)
Investment income (loss), net	(104)	89	36	231
Equity in net losses of affiliates	(18)	(29)	(22)	(66)
Other income (expense)	17	63	(61)	82
	(528)	(312)	(1,381)	(1,172)
Income before Income Taxes
and Minority Interest	355	374	1,416	1,025

Income tax expense	(143)	(156)	(614)	(466)

Income Before Minority Interest	212	218	802	559

Minority interest	10	2	(7)	(12)

Net Income	$222	$220	$795	$547

Net Income per common share	$0.10	$0.10	$0.36	$0.24

Basic weighted average number of common shares	2,196	2,234	2,206	2,249

Diluted weighted average number of common shares	2,209	2,243	2,219	2,259

COMCAST CORPORATION
TABLE 2
Condensed Consolidated Balance Sheet (Unaudited)
(dollars in millions)

	September 30, 2005	December 31, 2004

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$579	$452
Investments	207	1,555
Accounts receivable, net	990	959
Other current assets	587	569
Total current assets	2,363	3,535

INVESTMENTS	13,018	12,812

PROPERTY AND EQUIPMENT, net	18,781	18,711

FRANCHISE RIGHTS	51,111	51,071

GOODWILL	14,111	14,020

OTHER INTANGIBLE ASSETS, net	3,378	3,851

OTHER NONCURRENT ASSETS, net	635	694
	$103,397	$104,694

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses related to trade creditors	$1,980	$2,041
Accrued expenses and other current liabilities	2,667	2,735
Deferred income taxes	17	360
Current portion of long-term debt	2,498	3,499
Total current liabilities	7,162	8,635

LONG-TERM DEBT, less current portion	20,107	20,093

DEFERRED INCOME TAXES	27,130	26,815

OTHER NONCURRENT LIABILITIES	7,388	7,261

MINORITY INTEREST	605	468

STOCKHOLDERS’ EQUITY	41,005	41,422
	$103,397	$104,694

COMCAST CORPORATION
TABLE 3
Condensed Consolidated Statement of Cash Flows (Unaudited)
(dollars in millions)

	Nine Months Ended September 30,

	2005	2004

OPERATING ACTIVITIES
Net cash provided by operating activities	$3,940	$4,435

FINANCING ACTIVITIES
Proceeds from borrowings	2,333	1,354
Retirements and repayments of debt	(1,942)	(2,289)
Repurchases of common stock and stock options	(1,291)	(1,007)
Issuances of common stock	76	50
Other, net	27	14
Net cash used in financing activities	(797)	(1,878)

INVESTING ACTIVITIES
Capital expenditures	(2,753)	(2,610)
Proceeds from sales and restructuring of investments	626	200
Purchases of investments	(310)	(118)
Acquisitions, net of cash acquired	(196)	(296)
Additions to intangible and other noncurrent assets	(317)	(572)
Purchases of short-term investments, net	(66)	(20)
Proceeds from settlement of contract of acquired company	—	26
Net cash used in investing activities	(3,016)	(3,390)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	127	(833)

CASH AND CASH EQUIVALENTS, beginning of period	452	1,550

CASH AND CASH EQUIVALENTS, end of period	$579	$717

TABLE 4
Calculation of Free Cash Flow (Unaudited) (1)
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2005	2004	2005	2004

Operating Cash Flow	$2,099	$1,860	$6,338	$5,545
Interest, Net (2)	417	403	1,243	1,309
Cash Paid for Income Taxes	48	39	475	189
Capital Expenditures	911	878	2,753	2,610
FREE CASH FLOW	$723	$540	$1,867	$1,437

Changes in Working Capital and Other Items (3)	(211)	384	(680)	388
Net Cash Provided by Operating Activities Less Capital Expenditures	$512	$924	$1,187	$1,825

(1) Free Cash Flow is defined as Operating Cash Flow less net interest, cash paid for taxes, and capital expenditures. It is unaffected by fluctuations in working capital levels from period to period and cash payments associated with intangible and other noncurrent assets, acquisitions and investments. Cash payments for intangible and other noncurrent assets include long-term technology license agreements including computer software and long-term contract rights to service multi-dwelling properties. For the nine months ended September 30, 2005, cash payments for intangibles and other noncurrent assets of $317 million included licenses and software intangibles of $129 million and multiple dwelling unit contracts of $53 million. For the nine months ended September 30, 2004, cash payments for intangible assets and other noncurrent assets of $572 million included a long-term strategic license agreement with Gemstar of approximately $250 million, other licenses and software intangibles of $126 million and multiple dwelling unit contracts of $157 million. For the nine months ended September 30, 2005, cash payments for acquisitions and investments totaling $506 million included MGM Inc., Liberate Technologies, and MetaTV. In 2004, cash payments for acquisitions and investments totaling $414 primarily related to the acquisition of TechTV.

(2) Includes interest expense net of interest income and excludes non-cash interest and subsidiary preferred dividends.

(3) Free Cash Flow excludes amounts necessary to reconcile Free Cash Flow to “Net Cash Provided by Operating Activities Less Capital Expenditures.” For the nine months ended September 30, 2005, this amount includes $418 million in cash payments for liabilities incurred as part of the acquisition of AT&T Broadband, including $220 million in payments representing our share of the settlement payments related to certain AT&T litigation. For the nine months ended September 30, 2004, this amount includes income tax refunds of $536 million offset by $271 million in cash payments for liabilities recorded as part of the acquisition of AT&T Broadband. For the three months ended September 30, 2005, this amount includes $35 million in cash payments for liabilities incurred as part of the acquisition of AT&T Broadband. For the three months ended September 30, 2004, this amount includes $72 million in cash payments for liabilities recorded as part of the acquisition of AT&T Broadband. The remaining changes for both periods substantially relate to reductions in accruals associated with the timing of payments of interest.

COMCAST CORPORATION
TABLE 5
Pro Forma Financial Data by Business Segment (Unaudited) (1)
(dollars in millions)

	Cable (2)	Content (3)	Corporate and Other (4)	Total

Three Months Ended September 30, 2005
Revenues	$5,319	$237	$22	$5,578
Operating Cash Flow	$2,116	$74	($91)	$2,099
Operating Income (Loss)	$948	$36	($101)	$883
Operating Cash Flow Margin	39.8%	31.4%	NM	37.6%
Capital Expenditures (5)	$899	$4	$8	$911

Three Months Ended September 30, 2004
Revenues	$4,844	$207	$47	$5,098
Operating Cash Flow	$1,858	$62	($60)	$1,860
Operating Income (Loss)	$746	$20	($80)	$686
Operating Cash Flow Margin	38.4%	30.2%	NM	36.5%
Capital Expenditures (5)	$871	$4	$3	$878

Nine Months Ended September 30, 2005
Revenues	$15,750	$684	$105	$16,539
Operating Cash Flow	$6,286	$248	($196)	$6,338
Operating Income (Loss)	$2,893	$136	($232)	$2,797
Operating Cash Flow Margin	39.9%	36.2%	NM	38.3%
Capital Expenditures (5)	$2,718	$11	$24	$2,753

Nine Months Ended September 30, 2004
Revenues	$14,334	$582	$161	$15,077
Operating Cash Flow	$5,499	$208	($160)	$5,547
Operating Income (Loss)	$2,327	$92	($220)	$2,199
Operating Cash Flow Margin	38.4%	35.8%	NM	36.8%
Capital Expenditures (5)	$2,578	$14	$18	$2,610

(1) See Non-GAAP and Other Financial Measures in Table 7. Historical financial data by business segment, as required under generally accepted accounting principles, is available in the Company’s quarterly report on Form 10-Q. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

(2) Pro forma financial data includes the results of the 30,000 cable subscribers acquired from US Coastal Cable in April 2004.

(3) Content includes our national networks E! Entertainment Television and Style Network (E! Networks), The Golf Channel, OLN, G4 and AZN Television.

(4) Corporate and Other includes Comcast-Spectacor, Corporate activities and all other businesses not presented in the Cable or Content segments and elimination entries. Beginning in the third quarter of 2004, Comcast-Spectacor includes the operating results of its investment in a sports-event related business.

(5) Our Cable segment’s capital expenditures are comprised of the following categories:

	3Q05	3Q04	YTD 3Q05	YTD 3Q04

New Service Offerings
Customer Premise Equipment (CPE)	$484	$392	$1,416	$1,022
Scalable Infrastructure	204	152	640	383
	688	544	2,056	1,405
Recurring Capital Projects
Line Extensions	83	84	228	225
Support Capital	75	45	214	210
	158	129	442	435

Upgrades	53	198	220	738
Total	$899	$871	$2,718	$2,578

CPE includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues (e.g. digital converters). Scalable infrastructure includes costs, not CPE or network related, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g. headend equipment). Line extensions include network costs associated with entering new service areas (e.g. fiber/coaxial cable). Support capital includes costs associated with the replacement or enhancement of non-network assets due to obsolescence and wear out (e.g. non-network equipment, land, buildings and vehicles). Upgrades include costs to enhance or replace existing fiber/coaxial cable networks, including recurring betterments.

COMCAST CORPORATION
TABLE 6
Pro Forma Data – Cable Segment Components (Unaudited) (1) (2)
(dollars in millions, except average monthly revenue per subscriber data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Revenues:
Video (3)	$3,406	$3,222	$10,209	$9,655
High-Speed Internet	1,020	808	2,927	2,269
Phone	171	173	514	528
Advertising	333	319	991	918
Other (4)	216	161	599	481
Franchise Fees	173	161	510	483
Total Revenues	$5,319	$4,844	$15,750	$14,334

Operating Cash Flow	$2,116	$1,858	$6,286	$5,499
Operating Income	$948	$746	$2,893	$2,327
Operating Cash Flow Margin	39.8%	38.4%	39.9%	38.4%
Capital Expenditures	$899	$871	$2,718	$2,578
Operating Cash Flow, Net of Capital Expenditures	$1,217	$987	$3,568	$2,921

	3Q05	3Q04	2Q05
Video
Homes Passed (000’s)	41,400	40,500	41,200
Basic Subscribers (000’s)	21,409	21,501	21,455
Basic Penetration	51.8%	53.0%	52.1%
Quarterly Net Basic Subscriber Additions (000’s)	(46)	9	(77)

Digital Subscribers (000’s)	9,447	8,406	9,140
Digital Penetration	44.1%	39.1%	42.6%
Quarterly Net Digital Subscriber Additions (000’s)	307	341	284
Digital Set-Top Boxes	14,398	12,482	13,859

Monthly Average Video Revenue per Basic Subscriber	$52.98	$49.97	$53.37
Monthly Average Total Revenue per Basic Subscriber	$82.70	$75.10	$82.64

High-Speed Internet
“Available” Homes (000’s)	40,980	38,060	40,758
Subscribers (000’s)	8,142	6,556	7,705
Penetration	19.9%	17.2%	18.9%
Quarterly Net Subscriber Additions (000’s)	437	549	297
Monthly Average Revenue per Subscriber	$42.88	$42.90	$43.34

Phone
“Available” Homes (000’s) (5)	16,524	9,978	11,454
Subscribers (000’s)	1,242	1,213	1,230
Penetration	7.5%	12.2%	10.7%
Quarterly Net Subscriber Additions (000’s)	12	(12)	2
Monthly Average Revenue per Subscriber	$46.03	$47.18	$46.06

Total Revenue Generating Units (000’s) (6)	40,240	37,676	39,530
Quarterly Net Additions	710	887	506

(1) See Non-GAAP and Other Financial Measures in Table 7. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

(2) Pro forma financial and subscriber data includes the results of the 30,000 cable subscribers acquired from US Coastal Cable in April 2004. Pro forma subscriber data also includes 67,000 subscribers acquired in various small acquisitions during the periods presented. The impact of these acquisitions on our segment operating results was not material.

(3) Video revenues consist of our basic, expanded basic, premium, pay-per-view, equipment and digital services.

(4) Other revenues include installation revenues, guide revenues, commissions from electronic retailing, other product offerings, commercial data services and revenues of our digital media center and regional sports programming networks.

(5) Available homes includes circuit switched and Comcast Digital Voice homes.

(6) The sum total of all basic video, digital video, high-speed Internet and phone subscribers, excluding additional outlets.

COMCAST CORPORATION
TABLE 7

Non-GAAP and Other Financial Measures

Operating Cash Flow is the primary basis used to measure the operational strength and performance of our businesses. Free Cash Flow is an additional performance measure used as an indicator of our ability to repay debt, make investments and return capital to investors, principally through stock repurchases. We use Debt Excluding Exchangeables as a measure of debt that will require cash from future operations or financings. We also adjust certain historical data on a pro forma basis following significant acquisitions or dispositions to enhance comparability.

Operating Cash Flow is defined as operating income before depreciation and amortization and impairment charges, if any, related to fixed and intangible assets and gains or losses from the sale of assets, if any. As such, it eliminates the significant level of non-cash depreciation and amortization expense that results from the capital intensive nature of our businesses and intangible assets recognized in business combinations, and is unaffected by our capital structure or investment activities. Our management and Board of Directors use this measure in evaluating our consolidated operating performance and the operating performance of all of our operating segments. This metric is used to allocate resources and capital to our operating segments and is a significant component of our annual incentive compensation programs. We believe that Operating Cash Flow is also useful to investors as it is one of the bases for comparing our operating performance with other companies in our industries, although our measure of Operating Cash Flow may not be directly comparable to similar measures used by other companies.

As Operating Cash Flow is the measure of our segment profit or loss, we reconcile it to operating income, the most directly comparable financial measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP), in the business segment footnote of our quarterly and annual financial statements. Therefore, we believe our measure of Operating Cash Flow for our business segments is not a “non-GAAP financial measure” as contemplated by Regulation G adopted by the Securities and Exchange Commission. Consolidated Operating Cash Flow is a non-GAAP financial measure.

Free Cash Flow, which is a non-GAAP financial measure, is defined as Operating Cash Flow less net interest, cash paid for taxes, and capital expenditures. As such, it is unaffected by fluctuations in working capital levels from period to period and cash payments associated with intangible and other non-current assets which are detailed in our quarterly and annual reports on Forms 10Q/K. We believe that Free Cash Flow is also useful to investors as it is one of the bases for comparing our operating performance with other companies in our industries, although our measure of Free Cash Flow is accrual-based and may not be comparable to similar measures used by other companies.

Debt Excluding Exchangeables, which is a non-GAAP financial measure, refers to the aggregate amount of our consolidated debt and capital lease obligations less the amount of notes that are collateralized by securities that we own.

Pro forma data is used by management to evaluate performance when significant acquisitions or dispositions occur. Historical data reflects results of acquired businesses only after the acquisition dates while pro forma data enhances comparability of financial information between periods by adjusting the data as if the acquisitions (or dispositions) occurred at the beginning of the prior year. Our pro forma data is only adjusted for the timing of acquisitions and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. We believe our pro forma data is not a non-GAAP financial measure as contemplated by Regulation G.

Operating Cash Flow and Free Cash Flow should not be considered as substitutes for operating income (loss), net income (loss), net cash provided by operating activities or other measures of performance or liquidity reported in accordance with GAAP. Debt Excluding Exchangeables should not be considered as a substitute for Total Debt. Additionally, in the opinion of management, our pro forma data is not necessarily indicative of future results or what results would have been had the acquired businesses been operated by us after the assumed earlier date.

Following are quantitative reconciliations of Free Cash Flow, Debt Excluding Exchangeables, Consolidated Operating Cash Flow, and, although not required by Regulation G, reconciliations of business segment Operating Cash Flow and pro forma data.

COMCAST CORPORATION
TABLE 7-A
Reconciliation of Historical and Pro Forma Data by Business Segment (Unaudited) (1)
(dollars in millions)

	Historical

					Adjustments (1)

			Corporate			Corporate
Three Months Ended September 30, 2004	Cable	Content	and Other	Total	Cable	and Other	Pro forma
Revenues	$4,844	$207	$47	$5,098	—	—	$5,098
Operating expenses (excluding depreciation and amortization)	2,986	145	107	3,238	—	—	3,238
Operating Cash Flow	$1,858	$62	($60)	$1,860	—	—	$1,860
Depreciation and amortization	1,112	42	20	1,174	—	—	1,174
Operating Income (loss)	$746	$20	($80)	$686	—	—	$686
Capital expenditures	$871	$4	$3	$878	—	—	$878

			Corporate			Corporate
Nine Months Ended September 30, 2004	Cable	Content	and Other	Total	Cable	and Other	Pro forma
Revenues	$14,329	$582	$161	$15,072	$5	—	$15,077
Operating expenses (excluding depreciation and amortization)	8,832	374	321	9,527	3	—	9,530
Operating Cash Flow	$5,497	$208	($160)	$5,545	$2	—	$5,547
Depreciation and amortization	3,172	116	60	3,348	—	—	3,348
Operating Income (loss)	$2,325	$92	($220)	$2,197	$2	—	$2,199
Capital expenditures	$2,578	$14	$18	$2,610	—	—	$2,610

	Reconciliation of Operating Cash Flow to Free Cash Flow (Unaudited) (dollars in millions)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2005		2004		2005		2004
Operating Cash Flow	$2,099	$2,099	$1,860	$1,860	$6,338	$6,338	$5,545	$5,545
Less:
Interest, net (2)	(417)	(417)	(403)	(403)	(1,243)	(1,243)	(1,309)	(1,309)
Cash Paid for Income Taxes	(48)	(48)	(39)	(39)	(475)	(475)	(189)	(189)
Change in Operating Assets and Liabilities,
net of acquisitions	(138)		(114)		(329)		(111)
Other (3)	(73)		498		(351)		499
Net Cash Provided by Operating Activities	$1,423		$1,802		$3,940		$4,435
Less: Capital Expenditures		(911)		(878)		(2,753)		(2,610)
Free Cash Flow		$723		$540		$1,867		$1,437

Calculation of 2005 Estimated Free Cash Flow (dollars in billions)		Reconciliation of Total Debt to Debt Excluding Exchangeables (Unaudited) (dollars in millions)

	Free Cash Flow
2004 Operating Income	$2.9		September 30, 2005	December 31, 2004
Add: Depreciation and Amortization	4.6	Current portion of long-term debt	$2,498	$3,499
2004 Operating Cash Flow	7.5	Long-term debt	20,107	20,093
		Total Debt	$22,605	$23,592
Operating Cash Flow Growth of 13%	1.0	Exchangeable debt	115	1,699
		Debt excluding exchangeables	$22,490	$21,893
Less: Projected 2005 Capital Expenditures	(3.5)
Projected 2005 Consolidated Interest, net and
Cash Paid for Income Taxes	(2.5)

Projected 2005 Free Cash Flow	$2.5

2004 Free Cash Flow	$1.9
2005 Free Cash Flow Growth	approximately 30%

(1) Pro forma data is only adjusted for timing of the acquisitions (or dispositions) and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. There were no pro forma adjustments to the three and nine months ending September 30, 2005. Minor differences may exist due to rounding.

(2) Includes interest expense net of interest income and excludes non-cash interest and subsidiary preferred dividends.

(3) Includes non-cash interest expense included in Operating Cash Flow, cash related to other (income) expense, dividends, and the net effect of changes in accrued income taxes.